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EXHIBIT 5.4

[Letterhead of Wolf, Block, Schorr and Solis-Cohen LLP]

May 27, 2004

PRIMEDIA Inc.
745 Fifth Avenue
23rd Floor
New York, New York 10151

Ladies and Gentlemen:

        We have acted as special Pennsylvania counsel to PRIMEDIA Inc., a Delaware corporation (the "Company"), and to PRIMEDIA Enthusiast Publications, Inc., a Pennsylvania corporation (the "Pennsylvania Guarantor"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company and the subsidiaries of the Company named in Schedule I hereto (the "Subsidiary Guarantors") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance of certain securities (collectively, the "Securities"), including but not limited to, (i) debt securities of the Company, which may be either senior ("Senior Debt Securities"), senior subordinated (the "Senior Subordinated Debt Securities") or subordinated (the "Subordinated Debt Securities") (collectively, the "Debt Securities"); and (ii) guarantees of the Subsidiary Guarantors, which may be issued in connection with the Debt Securities (the "Guarantees"). The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and supplements to the Prospectus (the "Prospectus Supplements") and pursuant to Rule 415 under the Securities Act for an aggregate initial offering price not to exceed $1,000,000,000.

        The Senior Debt Securities and the Guarantees thereof, if applicable, will be issued under an Indenture (the "Senior Indenture") among the Company, The Bank of New York, as trustee (in such capacity, the "Senior Trustee"), and such Subsidiary Guarantors as shall be named therein, if applicable. The Senior Subordinated Debt Securities and the Guarantees thereof, if applicable, will be issued under an Indenture (the "Senior Subordinated Indenture") among the Company, The Bank of New York, as trustee (in such capacity, the "Senior Subordinated Trustee") and such Subsidiary Guarantors as shall be named therein, if applicable. The Subordinated Debt Securities and the Guarantees thereof, if applicable, will be issued under an Indenture (the "Subordinated Indenture") among the Company, The Bank of New York, as trustee (in such capacity, the "Subordinated Trustee") and such Subsidiary Guarantors as shall be named therein, if applicable. The Senior Indenture, the Senior Subordinated Indenture and the Subordinated Indenture are hereinafter referred to collectively as the "Indentures."

        We have examined the forms of the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Pennsylvania Guarantor. With respect to the opinion set forth in numbered paragraph 1 below, we have relied upon copies of a subsistence certificate of the Secretary of the Commonwealth of Pennsylvania dated October 23, 2002 and a letter from CT Corporation dated April 27, 2004.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such documents.

        We have assumed further that at the time of execution, authentication, issuance and delivery of the Debt Securities and the Guarantees thereof, if applicable, the Indentures will have been duly authorized, executed and delivered by the Company and each Subsidiary Guarantor, if applicable, and that the Indentures are the valid and legally binding obligations of the Company, the Trustee and each of the other parties thereto other than the Pennsylvania Guarantor.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

        1.     The Pennsylvania Guarantor has been duly incorporated and is a subsisting corporation under the law of the Commonwealth of Pennsylvania.

        2.     The execution, delivery and performance by the Pennsylvania Guarantor of the Indentures and the Guarantees by such Guarantor (the "Pennsylvania Guarantees"), if applicable, will not violate the laws of the Commonwealth of Pennsylvania normally applicable to transactions of the type described above.

        3.     With respect to the Pennsylvania Guarantees, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Pennsylvania Guarantees and related matters by the Board of Directors of the Pennsylvania Guarantor, or a duly constituted and acting committee of such Board, (b) the due execution, authentication, issuance and delivery of the Debt Securities underlying such Pennsylvania Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by such Board and otherwise in accordance with the provisions of the applicable Indenture and such agreement and (c) the due issuance of such Pennsylvania Guarantees, such Pennsylvania Guarantees will constitute valid and legally binding obligations of the Pennsylvania Guarantor enforceable against the Pennsylvania Guarantor in accordance with their terms.

        Our opinions set forth above are subject to (1) the effects of bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

        We do not express any opinion herein concerning any law other than the law of the Commonwealth of Pennsylvania. This opinion letter is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. This opinion letter may be relied upon by Simpson Thacher & Bartlett LLP in giving their opinions in connection with the above referenced transactions. This opinion letter may not be used for any other purpose without our prior written consent.

Very truly yours,
/s/ Wolf, Block, Schorr and Solis-Cohen LLP WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP

SCHEDULE I: GUARANTORS

Legal Name	Jurisdiction of Organization
About, Inc.	Delaware
Canoe & Kayak, Inc.	Delaware
Channel One Communications Corp.	Delaware
Cover Concepts Marketing Services, LLC	Delaware
CSK Publishing Company Inc.	Delaware
Films for the Humanities & Sciences, Inc.	Delaware
Go Lo Entertainment, Inc.	Delaware
Haas Publishing Companies, Inc.	Delaware
Hacienda Productions, Inc.	Delaware
HPC Brazil, Inc.	Delaware
IntelliChoice, Inc.	California
Kagan Media Appraisals, Inc.	California
Kagan Seminars, Inc.	California
Kagan World Media, Inc.	Delaware
McMullen Argus Publishing, Inc.	California
Media Central IP Corp.	Delaware
Motor Trend Auto Shows Inc.	Delaware
Paul Kagan Associates, Inc.	Delaware
PRIMEDIA Business Magazines & Media Inc.	Delaware
PRIMEDIA Companies Inc.	Delaware
PRIMEDIA Enthusiast Publications, Inc.	Pennsylvania
PRIMEDIA Finance Shared Services, Inc.	Delaware
PRIMEDIA Holdings III Inc.	Delaware
PRIMEDIA Information Inc.	Delaware
PRIMEDIA Leisure Group Inc.	Delaware
PRIMEDIA Magazines Inc.	Delaware
PRIMEDIA Magazine Finance Inc.	Delaware
PRIMEDIA Special Interest Publications Inc.	Delaware
PRIMEDIA Specialty Group Inc.	Delaware
PRIMEDIA Workplace Learning LLC	Delaware
PRIMEDIA Workplace Learning LP	Delaware
Simba Information Inc.	Connecticut
The Virtual Flyshop, Inc.	Delaware

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[Letterhead of Wolf, Block, Schorr and Solis-Cohen LLP]
SCHEDULE I: GUARANTORS